$500,000,000

364-DAY CREDIT AGREEMENT

dated as of

October 25, 2000

among

KINDER MORGAN, INC.

The Banks Listed Herein,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

FIRST UNION NATIONAL BANK,
as Syndication Agent

BANK ONE, NA,
as Documentation Agent

____________________

BANC OF AMERICA SECURITIES LLC,
FIRST UNION SECURITIES, INC.
Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

SCHEDULES

Pricing Schedule

Schedule 1.01 - Commitments

EXHIBITS

Exhibit A    Note

Exhibit B    Opinion of Kansas Counsel for the Borrower

Exhibit C    Opinion of Counsel to the Borrower

Exhibit D    Assignment and Assumption Agreement

Exhibit E    Designation Agreement

iii

364-DAY CREDIT AGREEMENT

     AGREEMENT dated as of October 25, 2000 among KINDER MORGAN, INC., the BANKS listed on the signature pages hereof and BANK OF AMERICA, N.A., as Administrative Agent, FIRST UNION NATIONAL BANK, as Syndication Agent and BANK ONE, NA, as Documentation Agent.

     The parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

     SECTION 1.01. Definitions.  The following terms, as used herein, have the following meanings:

     "Administrative Agent" means Bank of America, in its capacity as administrative agent for the Banks under this Agreement, and its successors in such capacity.

     "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

     "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means each of the Administrative Agent, the Syndication Agent and the Documentation Agent, and "Agents" means any combination of them, as the context may require.

     "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

     "Assignee" has the meaning set forth in Section 9.06(c).

     "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

     "Bank of America" means Bank of America, N.A.

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "Base Rate Loan" means a Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election, or pursuant to Article 8.

     "Base Rate Margin" has the meaning set forth in Section 2.06(a).

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means Kinder Morgan, Inc., a Kansas corporation, and its successors.

     "Borrower’s 1999 Form 10-K" means the Borrower’s annual report on Form 10-K for 1999, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     "Borrower’s Latest Form 10-Q" means the Borrower’s quarterly report on Form 10-Q for the quarter ended June 30, 2000 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     "Borrowing" has the meaning set forth in Section 1.03.

     "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule 1.01, as such amount may be reduced from time to time pursuant to Sections 2.01(b) and 2.09.

     "Consenting Banks" has the meaning set forth in Section 2.16(c) hereto.

     "Consolidated Assets" means the total amount of assets appearing on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles as of the date of the most recent regularly prepared consolidated financial statements prior to the taking of any action for the purposes of which the determination is being made.

     "Consolidated Debt" of any Person means at any date the sum (without duplication) of (i) the Debt of such Person and its Consolidated Subsidiaries, determined on a consolidated basis as of such date plus (ii) the excess (if any) of the Trust Preferred Securities of such Person over 10% of the Consolidated Total Capitalization of such Person at such date.

     "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation and amortization expense.

     "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

     "Consolidated Subsidiary" of any Person means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

     "Consolidated Net Income" means, for any period, the net income of the Borrower and its Consolidated Subsidiaries before extraordinary items, determined on a consolidated basis for such period.

     "Consolidated Net Worth" of any Person means at any date the sum (without duplication) of (i) the consolidated stockholders’ equity of such Person and its Consolidated Subsidiaries, determined as of such date plus (ii) the Mandatorily Convertible Preferred Stock of such Person plus (iii) the Trust Preferred Securities of such Person; provided that the amount of Trust Preferred Securities added pursuant to this clause (iii) shall not exceed 10% of Consolidated Total Capitalization of such Person at such date.

     "Consolidated Total Capitalization" of any Person means at any date the sum of Consolidated Debt of such Person and Consolidated Net Worth of such Person, each determined as of such date.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable or deferred employee and director compensation arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     "Designated Lender" means with respect to each Designating Bank, each Eligible Designee designated by such Designating Bank pursuant to Section 9.07(a).

     "Designating Bank" means, with respect to each Designated Lender, the Bank that designated such Designated Lender pursuant to Section 9.07(a).

     "Documentation Agent" means Bank One, NA.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York City are authorized by law to close.

     "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

     "Eligible Designee" means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S & P or P-1 or the equivalent thereof by Moody’s.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

     "Euro-Dollar Loan" means a Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

     "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "Euro-Dollar Rate" means for any Interest Period with respect to any Euro-Dollar Loan:

     (a)   the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

     (b)   if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

     (c)   if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period.

     "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

     "Event of Default" has the meaning set forth in Section 6.01.

     "Existing Agreement" means the 364-Day Credit Agreement dated as of November 18, 1999, as amended, among the Borrower, the banks party thereto and the Administrative Agent.

     "Existing Revolving Termination Date" has the meaning set forth in Section 2.16(a) hereto.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.

     "Final Maturity Date" has the meaning set forth in Section 2.01(c) hereto.

     "Group of Loans" means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

     "Indemnitee" has the meaning set forth in Section 9.03(b).

     "Interest Coverage Ratio" means, at any date, the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters most recently ended on or before such date.

     "Interest Period" means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of the Borrowing specified in the applicable Notice of Borrowing or the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter as the Borrower may elect in the applicable notice; provided that:

           (a)   any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

           (b)   any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

           (c)   any Interest Period which would otherwise end after the Final Maturity Date shall end on the Final Maturity Date.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any

Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

     "Mandatorily Convertible Preferred Stock" means, with respect to the Borrower, preferred securities of a Subsidiary which are (i) mandatorily convertible into common equity securities of the Borrower within approximately three years of their date of issuance, (ii) issued in conjunction with, and pledged to secure, an obligation to purchase common equity securities of the Borrower within approximately three years for an equal amount or (iii) otherwise structured in a manner satisfactory to the Administrative Agent so as to ensure the issuance of incremental common equity securities of the Borrower in a substantially equal amount within approximately three years.

     "Material Debt" means Debt (other than (i) the Loans and (ii) Debt owing to the Borrower or a Subsidiary) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $75,000,000.

     "Material Financial Obligations" means a principal or face amount of Debt (other than (i) the Loans and (ii) Debt owing to the Borrower or a Subsidiary) and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $125,000,000.

     "Material Subsidiary" means any Subsidiary the consolidated assets of which constitute 10% or more of Consolidated Assets.

     "Moody’s" means Moody’s Investors Service, Inc.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "Nominee" has the meaning set forth in Section 2.16(e) hereto.

     "Non-Consenting Banks" has the meaning set forth in Section 2.16(c) hereto.

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" means a Notice of Borrowing (as defined in Section 2.02).

     "Notice of Extension of Maturity Date" has the meaning set forth in Section 2.01(c) hereto.

     "Notice of Extension of Revolving Termination Date" has the meaning set forth in Section 2.16(a) hereto.

     "Notice of Interest Rate Election" has the meaning set forth in Section 2.10 hereto.

     "Parent" means, with respect to any Bank, any Person controlling such Bank.

     "Participant" has the meaning set forth in Section 9.06(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Pricing Schedule" means the Schedule attached hereto identified as such.

     "Prime Rate" means the rate of interest publicly announced by Bank of America from time to time as its Prime Rate. The Prime Rate is set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic factors and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Ratable Share" or "ratable share" means, on any date of determination for any Bank, (i) at any time prior to termination of the Commitments, the proportion that such Bank’s Commitment bears to the total Commitments, or (ii) at any time on or after termination of the Commitments, the proportion that the sum of outstanding Loans owed to such Bank bears to total Loans outstanding.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Required Banks" means at any time Banks having at least 66-2/3 % of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Loans evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

     "Revolving Credit Period" means the period from and including the Effective Date to but not including the Revolving Termination Date.

     "Revolving Termination Date" means the earlier of (i) October 24, 2001 (or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.16 hereof), or (ii) the effective date of any other termination, cancellation, or acceleration of all commitments to lend hereunder.

     "S&P" means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

     "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

     "Syndication Agent" means First Union National Bank.

     "Term Loan Phase" means the period beginning on the Revolving Termination Date and ending on the Final Maturity Date (or, if the maturity of the Loans has been accelerated to an earlier date, then ending on such earlier date).

     "Trust Preferred Securities" means, with respect to the Borrower, mandatorily redeemable capital trust securities of trusts which are Subsidiaries and the subordinated debentures of the Borrower in which the proceeds of the issuance of such capital trust securities are invested, including, without limitation, $275,000,000 of such securities outstanding at the Effective Date.

     "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

     "Wholly-Owned Consolidated Subsidiary" of any Person means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

     SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

     SECTION 1.03.  Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on a single date. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).

ARTICLE 2

THE CREDITS

     SECTION 2.01.  Commitments to Lend; Term Loans (a) During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

           (b)   The Commitments shall terminate at the close of business on the Revolving Termination Date, and amounts repaid on or after the Revolving Termination Date may not be reborrowed.

           (c)   All Loans which are outstanding on the Revolving Termination Date are due and payable, together with accrued interest thereon, on the Revolving Termination Date unless Borrower exercises its option to convert such Loans to term loans and extend the maturity date of such Loans to the date which is the one-year anniversary of the Revolving Termination Date (the "Final Maturity Date"). In the event Borrower elects to exercise its option to extend the maturity date of the Loans, Borrower shall, by written notice received by Administrative Agent (a "Notice of Extension of Maturity Date") not less than 20 nor more than 60 days prior to the Revolving Termination Date, advise the Banks that it shall exercise its option to extend the maturity date of the Loans. The Administrative Agent will promptly, and in any event within five Business Days of the receipt of such Notice of Extension of Maturity Date, notify the Banks of the contents of such notice. Such Notice of Extension of Maturity Date shall constitute a representation by Borrower that (A) no Event of Default has occurred and is continuing and (B) the representations and warranties contained in Section 4 are correct on and as of the date of such Notice of Extension of Maturity Date, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date).

     SECTION 2.02.  Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

           (a)   the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

           (b)   the aggregate amount of such Borrowing,

           (c)   whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

           (d)   in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     SECTION 2.03.  Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

           (b)   Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available to the Administrative Agent at its address referred to in Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address.

           (c)   If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b) of this Section, or remitted by the Borrower to the Administrative Agent as provided in Section 2.12, as the case may be.

           (d)   Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

     SECTION 2.04.  Notes. (a) The Loans of each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

           (b)   Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans be evidenced by a Note in addition to the accounts or records specified in Subsection 2.04(a). Each such Note shall be in substantially the form of Exhibit A hereto.

           (c)   Upon receipt of each Bank’s Note pursuant to Section 3.01(b), the Administrative Agent shall forward such Note to such Bank. Each Bank may record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     SECTION 2.05.  Maturity of Loans. Each Loan included in any Borrowing made pursuant to Section 2.01 shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Revolving Termination Date (or, if Borrower exercises its option pursuant to Section 2.01(c), on the Final Maturity Date).

     SECTION 2.06.  Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin for such day plus the Base Rate for such day. Such interest shall be payable on the last Domestic Business Day of each calendar quarter. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day. "Base Rate Margin" means a rate per annum determined in accordance with the Pricing Schedule.

           (b)   Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Euro-Dollar Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

           (c)   Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin for such day plus the Euro-Dollar Rate applicable to the Interest Period for such Loan (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

           (d)   The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

           (e)   After giving effect to any Borrowing and all interest rate conversions and continuations, there shall not be more than 15 Interest Periods in effect.

     SECTION 2.07.  Facility Fees. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue (i) from and including the Effective Date to but excluding the Revolving Termination Date on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Revolving Termination Date to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans. Accrued fees under this Section shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and on the Revolving Termination Date, and on the Final Maturity Date.

     SECTION 2.08.  Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Bank in accordance with its ratable share, a utilization fee of .125% times the actual daily aggregate outstanding principal amount of Loans, as follows: (1) from the Effective Date to and including the Revolving Termination Date, said fee shall be payable for each day that such aggregate outstanding principal amount of the Loans exceeds 50% of the Commitments, and (2) from and after the Revolving Termination Date, said fee shall be payable for each day Loans are outstanding. The utilization fee shall be due and payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing with the first such date to occur after the Effective Date, on the Revolving Termination Date and, if applicable, on the Final Maturity Date.

     SECTION 2.09.  Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans. Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Bank of the contents thereof.

     SECTION 2.10.  Method of Electing Interest Rates (a) The Loans included in each Group of Loans within a Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

           (i)   if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

           (ii)   if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent not later than 10:30 A.M. (New York City time) three Euro-Dollar Business Days in the case of conversion to or continuation of a Euro-Dollar Loan, before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000.

           (b)   Each Notice of Interest Rate Election shall specify:

          (i)   the Group of Loans (or portion thereof) to which such notice applies;

          (ii)   the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

          (iii)   if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

          (iv)   if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

           (c)   Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by such Borrower. If upon the expiration of any Interest Period applicable to Euro-Dollar Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Euro-Dollar Loans, the Borrower shall be deemed to have submitted a Notice of Interest Rate Election electing to convert such Euro-Dollar Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

     SECTION 2.11.  Optional Prepayments. (a) The Borrower may, upon at least one Domestic Business Day’s notice by 11:00 A.M. (New York City time) to the Administrative Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Banks included in such Borrowing.

           (b)   Subject to Section 2.13, the Borrower may, upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent prepay any Euro-Dollar Borrowing, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

           (c)   Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     SECTION 2.12.  General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without any set-off or counterclaim, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

           (b)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

     SECTION 2.13.  Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto or if the Borrower fails to borrow, convert, continue or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.03(a), 2.10(a), or 2.11(c), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, convert, continue or prepay, provided that such Bank shall have delivered to the Borrower a certificate setting forth in reasonable detail the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     SECTION 2.14.  Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     SECTION 2.15.  Regulation D Compensation. For so long as any Bank maintains reserves against "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and as a result the cost to such Bank (or its Euro-Dollar Lending Office) of making or maintaining its Euro-Dollar Loans is increased, then such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable Euro-Dollar Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable Euro-Dollar Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans an officer’s certificate setting forth the amount to which such Bank is then entitled under this Section (which shall be consistent with such Bank’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein.

     SECTION 2.16.  Extensions of Revolving Termination Date; Removal of Lenders. (a) The Borrower may, by written notice to the Administrative Agent (a "Notice of Extension of Revolving Termination Date") given not less than 30 nor more than 45 days prior to the then effective Revolving Termination Date, advise the Banks that it requests an extension of the then effective Revolving Termination Date (such then effective Revolving Termination Date being the "Existing Revolving Termination Date") by 364 calendar days, effective on the Existing Revolving Termination Date. The Administrative Agent will promptly, and in any event within five Business Days of the receipt of such Notice of Extension of Revolving Termination Date, notify the Banks of the contents of such Notice of Extension of Revolving Termination Date.

     (b)   Each Notice of Extension of Revolving Termination Date shall (i) be irrevocable and (ii) constitute a representation by the Borrower that (A) no Default has occurred and is continuing, and (B) the representations and warranties contained in Section 4 are correct on and as of the date of such Notice of Extension of Revolving Termination Date, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date). In the event the Revolving Termination Date is extended pursuant to the terms of this Section 2.16, the Borrower shall be deemed to represent on and as of the effective date of such extension that (A) no Default has occurred and is continuing, and (B) the representations and warranties contained in Section 4 are correct on and as of that date, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date).

     (c)   In the event a Notice of Extension of Revolving Termination Date is given to the Administrative Agent as provided in Section 2.16(a) and the Administrative Agent notifies the Banks of the contents thereof, each Bank shall on or before the 20th day next preceding the Existing Revolving Termination Date advise the Administrative Agent in writing whether or not such Bank consents to the extension requested thereby and if any Bank fails so to advise the Administrative Agent, such Bank shall be deemed to have not consented to such extension. If Banks holding 80% or more of the aggregate amount of the Commitments so consent (the "Consenting Banks") to such extension and any and all Banks who have not consented (the "Non-Consenting Banks") are replaced in accordance with the terms hereof, the Revolving Termination Date, and the Commitments of the Consenting Banks and the Nominees (as defined in Section 2.16(e) below) shall be automatically extended 364 calendar days past the Existing Revolving Termination Date, effective on the Existing Revolving Termination Date. The Administrative Agent shall promptly notify the Borrower and all of the Banks of the effective date of any extension pursuant to this Section 2.16(c).

     (d)   In the event the Consenting Banks hold less than 100% of the aggregate amount of the Commitments, the Consenting Banks, or any of them, shall have the right (but not the obligation) to assume all or any portion of the Non-Consenting Banks’ Commitments by giving written notice to the Borrower and the Administrative Agent of their election to do so on or before the 15th day next preceding the Existing Revolving Termination Date, which notice shall be irrevocable and shall constitute an undertaking to (i) assume, as of the close of business on the Existing Revolving Termination Date, all or such portion of the Commitments of the Non-Consenting Banks, as the case may be, as may be specified in such written notice, and (ii) purchase (without recourse) from the Non-Consenting Banks, at the close of business on the Existing Revolving Termination Date, the Loans outstanding on the Existing Revolving Termination Date that correspond to the portion of the Commitments to be so assumed at a price equal to the sum of (x) the unpaid principal amount of all Loans so purchased, plus (y) the aggregate amount, if any, previously funded by the transferor or any participations so purchased, plus (z) all accrued and unpaid interest thereon. Such Commitments and outstanding Loans, or portion thereof, to be assumed and purchased by Consenting Banks shall be allocated among those Consenting Banks who have so elected to assume the same pro rata in accordance with the respective Commitments of such Consenting Banks as of the Existing Revolving Termination Date (provided, however, in no event shall a Consenting Bank be required to assume and purchase an amount or portion of the Commitments and outstanding Loans of the Non-Consenting Banks in excess of the amount which such Consenting Bank agreed to assume and purchase pursuant to the immediately preceding sentence) or on such other basis as such Consenting Bank shall agree. The Administrative Agent shall promptly notify the Borrower and the other Consenting Banks of the allocations made among the Consenting Banks pursuant to this Section 2.16(d).

     (e)   In the event that the Consenting Banks shall not elect as provided in Section 2.16(d) to assume and purchase all of the Non-Consenting Banks’ Commitments and outstanding Loans, the Borrower may designate, by written notice to the Administrative Agent and the Consenting Banks given on or before the tenth day next preceding the Existing Revolving Termination Date, one or more Assignees not a party to this Agreement (individually, a "Nominee" and collectively, the "Nominees") to assume all or any portion of the Non-Consenting Banks’ Commitments not to be assumed by the Consenting Banks and to purchase (without recourse) from the Non-Consenting Banks all Loans outstanding at the close of business on the Existing Revolving Termination Date that correspond to the portion of the Commitments so to be assumed at the price specified in Section 2.16(d). Each assumption and purchase under this Section 2.16(e) shall be effective as of the close of business on the Existing Revolving Termination Date when each of the following conditions has been satisfied in a manner satisfactory to the Administrative Agent:

     (i)   each Nominee and the Non-Consenting Banks have executed an Assignment and Assumption in substantially the form of Exhibit D hereto pursuant to which such Nominee shall (A) assume in writing its share of the obligations of the Non-Consenting Banks hereunder, including its share of the Commitments of the Non-Consenting Banks, and (B) agree to be bound as a Bank by the terms of this Agreement; and

     (ii)   each Nominee shall have completed and delivered to the Administrative Agent an Administrative Questionnaire.

     (f)   In the event that the Consenting Banks shall not elect as provided in Section 2.16(d) to assume all of the Non-Consenting Banks’ Commitments and the Borrower shall not have effectively designated one or more Nominees to assume the Commitments of and purchase the outstanding Loans of the Non-Consenting Banks as contemplated by Section 2.16(e), there shall be no extension of the Existing Revolving Termination Date.

ARTICLE 3

CONDITIONS

     SECTION 3.01.  Effectiveness. This Agreement shall become effective upon receipt by the Administrative Agent of the following documents, each dated the Effective Date unless otherwise indicated:

           (a)   counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

           (b)   a duly executed Note for the account of each Bank requesting a Note dated on or before the Effective Date complying with the provisions of Section 2.04;

           (c)   opinions of Polsinelli Shalton & Welte, P.C., Kansas counsel for the Borrower, and Bracewell & Patterson, L.L.P., counsel for the Borrower, substantially in the respective forms of Exhibits B and C hereto;

           (d)   evidence satisfactory to the Administrative Agent of the termination of the commitments to lend, and payment of all principal of and interest on any loans outstanding and of all fees accrued, under the Existing Agreement;

           (e)   evidence satisfactory to the Administrative Agent that the Borrower shall have paid or shall concurrently pay all fees then due and payable to the Administrative Agent for the account of any Agent or Bank, as previously agreed;

           (f)   a certificate of the chief financial officer of the Borrower certifying that no material adverse change has occurred since June 30, 2000 in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date, taken as a whole; and

           (g)   all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

     The Administrative Agent shall promptly notify the Borrower and each Bank of the effectiveness of this Agreement, and such notice shall be conclusive and binding on all parties hereto. The Banks which are parties to the Existing Agreement and the Borrower agree that the Commitments as defined in the Existing Agreement shall terminate automatically on the Effective Date without need for further action by any party to the Existing Agreement.

     SECTION 3.02.  Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

           (a)   receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

           (b)   the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

           (c)   the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

           (d)   the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing.

     Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     SECTION 4.01.  Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Kansas, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 4.02.  Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and any Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than filings of this Agreement and the Notes with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

     SECTION 4.03.  Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

     SECTION 4.04.  Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1999 and the related consolidated statements of income, cash flows and common stockholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower’s 1999 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

           (b)   The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2000 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Borrower’s Latest Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

           (c)   Since June 30, 2000 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     SECTION 4.05.  Litigation. Except as disclosed in the most recent Annual Report on Form 10-K delivered by the Borrower to the Banks, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

     SECTION 4.06.  Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, which waiver, failure or liability could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     SECTION 4.07.  Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     SECTION 4.08.  Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due on such returns or pursuant to any assessment received by the Borrower or any Subsidiary to the extent that such taxes have become due and before they have become delinquent, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

     SECTION 4.09.  Subsidiaries. Each of the Borrower’s corporate Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 4.10.  Margin Regulations; Not an Investment Company.

           (a)   Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement to violate Regulation T, Regulation U or Regulation X, or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act of 1934. Margin stock does not constitute more than 25% of the assets of the Borrower and its Subsidiaries.

           (b)   The Borrower is not an "investment company" or controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.11.  Full Disclosure. All information heretofore furnished by the Borrower to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to any Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts peculiar to the business of the Company or any of its Subsidiaries which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

ARTICLE 5

COVENANTS

     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder remains unpaid:

     SECTION 5.01.  Information. The Borrower will deliver to each of the Banks:

           (a)   as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and common stockholder’s equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing; provided, however, that delivery pursuant to clause (g) below of copies of the Annual Report on Form 10 K (without exhibits) of the Borrower for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (a);

           (b)   as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter (in the case of such statements of income) and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such income and cash flows in comparative form the figures for the corresponding quarter (in the case of such statements of income) and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an authorized financial or accounting officer of the Borrower; provided, however, that delivery pursuant to clause (g) below of copies of the Quarterly Report on Form 10-Q (without exhibits) of the Borrower for such quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (b);

           (c)   simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower signed by an authorized financial or accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.07 and, if applicable, Sections 5.08 and 5.09 on the date of such financial statements, (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (iii) during the Term Loan Phase, certifying that all representations and warranties of the Borrower set forth in Article 4 of this Agreement are true and correct on and as of the date of such certificate as if made on such date;

           (d)   simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above; provided, however, that such accountants shall not be liable to anyone by reason of their failure to obtain knowledge of any Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

           (e)   within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

           (f)   promptly upon the mailing thereof to the public shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

           (g)   promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents, in each case without exhibits) which the Borrower shall have filed with the Securities and Exchange Commission;

           (h)   if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) (other than such event as to which the 30-day notice requirement is waived or which is triggered by the Acquisition) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

           (i)   from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

     Information required to be delivered pursuant to clauses 5.01(a), 5.01(b), 5.01(f) or 5.01(g) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Banks that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to clause 5.01(c) and (ii) the Borrower shall deliver paper copies of the information referred to in clauses 5.01(a), 5.01(b), 5.01(f) or 5.01(g) to any Bank which requests such delivery.

     SECTION 5.02.  Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

     SECTION 5.03.  Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

           (b)   The Borrower will maintain or cause to be maintained with, in the good faith judgment of the Borrower, financially sound and reputable insurers, or through self-insurance, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 5.03 the Borrower or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.

     SECTION 5.04.  Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the sale or other disposition (whether by merger or otherwise) of the capital stock or assets of any Subsidiary, if such transaction complies with the provisions of Section 5.10 or (iii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

     SECTION 5.05.  Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where failure to comply could not reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     SECTION 5.06.  Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries, as required by generally accepted accounting principles, shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (subject to compliance with confidentiality agreements, copyrights and the like) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

     SECTION 5.07.  Debt. (a) Consolidated Debt of the Borrower will at no time exceed 68.0% of Consolidated Total Capitalization.

           (b)   Total Debt of all Consolidated Subsidiaries (excluding Debt of a Consolidated Subsidiary of the Borrower to the Borrower or to another Consolidated Subsidiary of the Borrower) will at no time exceed 10% of Consolidated Debt of the Borrower.

           (c)   Consolidated Debt of each Material Subsidiary will at no time exceed 65% of the Consolidated Total Capitalization of such Material Subsidiary.

     SECTION 5.08.  Minimum Net Worth. Consolidated Net Worth will at no time be less than an amount equal to the sum of (a) $1,236,000,000 plus (b) 50% of Consolidated Net Income for each fiscal quarter of the Borrower ending after December 30, 1999 (but only if such Consolidated Net Income for such fiscal quarter is a positive amount).

     SECTION 5.09.  Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

           (a)   Liens on assets of any Person existing at the time such Person becomes a Subsidiary and not created in contemplation of such event, provided that any such Lien covers only property or assets that were covered at the time such Person becomes a Subsidiary and such Lien secures only Debt that was secured at the time such Person becomes a Subsidiary;

           (b)   Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure obligations in an aggregate amount exceeding $150,000,000 and

(iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

           (c)   Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $75,000,000;

           (d)   statutory or common law Liens of or upon deposits of cash in favor of banks or other depository institutions; and

           (e)   Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount at any date not to exceed 10% of Consolidated Net Worth of the Borrower.

     SECTION 5.10.  Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person, unless:

          (i)   immediately after giving effect to the transaction, no Default shall have occurred and be continuing; and

          (ii)   except in the case of a merger in which the Borrower is the surviving corporation:

          (x)   the Person formed by or surviving such transaction, in the case of a consolidation or merger, and the transferee, in the case of a transfer, assumes all obligations of the Borrower hereunder and under any Notes;

          (y)   the Person formed by or surviving such transaction, in the case of a consolidation or merger, and the transferee, in the case of a transfer, is organized under the laws of the United States or any state thereof; and

          (z)   the Borrower has delivered to the Administrative Agent an officer’s certificate and opinion of counsel, each stating that such consolidation, merger, or transfer and such assumption comply with the provisions hereof.

No such sale, lease or other transfer of assets shall have the effect of releasing the Borrower (or any successor that shall have become such in the manner prescribed in this Section) from its liability under this Agreement and the Notes.

     SECTION 5.11.  Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general lawful corporate purposes, including but not limited to providing liquidity for commercial paper. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

     SECTION 5.12.  Transactions with Affiliates. The Borrower will not participate in any material transaction with an affiliate (other than a Subsidiary) unless such transaction is in the ordinary course of its business and on terms no less advantageous to the Borrower than could be obtained in such a transaction with an unaffiliated party.

ARTICLE 6

DEFAULTS

     SECTION 6.01.  Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

           (a)   the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within three Domestic Business Days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

           (b)   the Borrower shall fail to observe or perform any covenant contained in Sections 5.10 to 5.12, inclusive; or shall fail to observe or perform any covenant contained in Sections 5.07 to 5.09, inclusive, and such failure shall continue for 10 days;

           (c)   the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

           (d)   any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

           (e)   the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period; provided, however, that if any such failure is cured by the Borrower or such Subsidiary or is waived by the requisite percentage of holders of such Material Financial Obligations entitled to so waive, then the Event of Default under this Agreement by reason of such failure shall be deemed to have been cured;

           (f)   any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof, provided, however, that if any such acceleration is rescinded, or any such event or condition is cured by the Borrower or any Subsidiary or is waived by the requisite percentage of holders of such Material Debt entitled to so waive, then the Event of Default under this Agreement by reason of such acceleration, event or condition shall be deemed to have been cured;

           (g)   the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

           (h)   an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

           (i)   any member of the ERISA Group shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation; and in each of the foregoing instances such condition (i) could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, and (ii) shall continue for 15 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

           (j)   a judgment or judgments for the payment of money (not paid or fully covered by insurance) in excess of $60,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgment or judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

           (k)   any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

then, and in every such event, the Administrative Agent shall if requested by, or may with the consent of, Banks whose aggregate Pro Rata Share is more than 50%, by notice to the Borrower, do any one or more of the following: (i) terminate the Commitments and they shall thereupon terminate, (ii) declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks hereunder or under applicable law; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

     SECTION 6.02.  Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) or 6.01(i) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7

THE AGENTS

     SECTION 7.01.  Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     SECTION 7.02.  Administrative Agent and Affiliates. Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Bank of America, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

     SECTION 7.03.  Action by Administrative Agent.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

     SECTION 7.04.  Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 7.05.  Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     SECTION 7.06.  Indemnification. Each Bank shall, ratably in accordance with its Pro Rata Share, indemnify each Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     SECTION 7.07.  Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     SECTION 7.08.  Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, with the consent of the Borrower, which shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

     SECTION 7.09.  Agents’ Fees. The Borrower shall pay to the Administrative Agent for the account of the Agents fees in the amounts and at the times previously agreed upon between the Borrower and the Agents.

     SECTION 7.10.  Other Agents. Nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Person named on the cover of this Agreement or elsewhere in this Agreement as Syndication Agent, Documentation Agent, Joint Lead Arranger or Joint Book Manager, other than those applicable to all Banks as such.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

     SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

           (a)   the Administrative Agent determines that deposits in dollars (in the applicable amounts) are not being offered to banks in the relevant market for such Interest Period in the applicable amount, or

           (b)   the Administrative Agent determines that the Euro-Dollar Rate will not adequately and fairly reflect the cost to the Banks of funding their Euro-Dollar Loans for such Interest Period,

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     SECTION 8.02.  Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

     SECTION 8.03.  Increased Cost and Reduced Return. (a) If on or after the date hereof the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

           (b)   If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including any determination by any such authority, central bank or comparable agency that, for purposes of capital adequacy requirements, the Commitments hereunder do not constitute commitments with an original maturity of one year or less), has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

           (c)   Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections (a) and (b) of this Section 8.03, the Borrower shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Bank notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.

     SECTION 8.04.  Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

     "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

           (b)   Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other

Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

           (c)   The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising, therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

           (d)   Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

           (e)   For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower, at such Bank’s expense, shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

           (f)   If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

     SECTION 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

           (a)   all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

           (b)   after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

     SECTION 8.06.  Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Loans (and, if applicable, the Note) and assume the Commitment of such Bank.

ARTICLE 9

MISCELLANEOUS

     SECTION 9.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

     SECTION 9.02.  No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.03.  Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of Haynes and Boone, LLP, special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

           (b)   The Borrower agrees to indemnify each Agent and Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of (i) any actual or proposed use of proceeds of Loans hereunder or (ii) any actual or alleged Default under this Agreement or any actual or alleged untruth or inaccuracy of any representation or warranty made by the Borrower in or in connection with this Agreement; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF AN INDEMNITEE.

     SECTION 9.04.  Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 9.05.  Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Administrative Agent and the Required Banks; provided that no such amendment or waiver shall, unless signed by each of the Banks directly affected thereby and by the Borrower and the Administrative Agent, do any of the following:

           (a)   (i) extend or increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement; or

           (b)   unless signed by a Designated Lender or its Designating Bank, subject any Designated Lender to any additional obligation hereunder or otherwise affect its rights hereunder as described in Section 9.07.

     SECTION 9.06.  Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

           (b)   Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05(a) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

           (c)   Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000, unless the Administrative Agent otherwise agrees in writing) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld, and the Administrative Agent; provided that if an Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that if at the time an Event of Default shall be continuing, no such consent of the Borrower shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

           (d)   Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

           (e)   No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     SECTION 9.07.  Designated Lender. (a) Subject to the terms and conditions set forth in this Section 9.07(a), any Bank may from time to time elect to designate an Eligible Designee to provide all or any part of Loans to be made by such Bank pursuant to this Agreement, provided the designation of an Eligible Designee by any Bank for purposes of this Section 9.07(a) shall be subject to the approval of the

Borrower and the Administrative Agent, which consent shall not be unreasonably withheld. Upon the execution by parties to each such designation of an agreement substantially in the form of Exhibit E hereto (a "Designation Agreement") and the acceptance thereof by the Borrower and the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Bank shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Bank pursuant to Section 2.01, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Bank to the same extent, and as if, such Loan were made by the Designating Bank. As to any Loan made by it, each Designated Lender shall have all the rights a Bank making such Loan would have had under this Agreement and otherwise provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Bank and (y) each Designating Bank shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including all obligations of a Bank in respect of Loans made by its Designated Lender. No additional Note shall be required with regard to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Bank shall be deemed to hold the Note (if any) in its possession as an agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Bank shall act as administrative agent for its Designated Lender and give and receive notices and other communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Bank as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Bank’s application of any such payments. In addition, any Designated Lender may (i) with notice to, but without the prior written consent of the Borrower and the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Bank or to any financial institutions consented to by the Borrower and the Administrative Agent (it being understood that such consent shall not be unreasonably withheld) providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding or maintenance of Loans made by such Designated Lender and (ii) subject to advising any such Person that such information is to be treated as confidential in accordance with such Person’s customary practices for dealing with confidential, non-public information, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

           (b)   Each party to this Agreement hereby agrees that it shall not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Bank for each Designated Lender hereby agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against such Designated Lender. This Section 9.07(b) shall survive the termination of this Agreement.

     SECTION 9.08.  Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     SECTION 9.09.  Maximum Interest Rate. Regardless of any provision contained herein or in any Note or other document relating to the Loans (the "Loan Documents"), no Bank shall ever be entitled to receive, collect, take, reserve, charge or apply as interest (whether termed interest herein or deemed to be interest by operation of law or judicial determination) on any Loan any amount in excess of interest calculated at the Maximum Rate, and, in the event that any Bank ever receives, collects, or applies as interest any such excess, then the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the applicable Loans are paid in full, then any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds interest calculated at the Maximum Rate, the Borrower and the Banks shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Loans; provided that, if Loans are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds interest calculated at the Maximum Rate, then the applicable Lender shall refund to the Borrower the amount of such excess or credit the amount of such excess against the principal amount of the applicable Loans and, in such event, no Bank shall be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of interest calculated at the Maximum Rate. "Maximum Rate" means the highest nonusurious rate of interest (if any) permitted from day to day by applicable law.

     SECTION 9.10.  Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City having subject matter jurisdiction for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 9.11.  Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     SECTION 9.12.  WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURES BEGIN ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
KINDER MORGAN, INC.
By: /s/ Joseph Listengart Joseph Listengart Vice President

One Allen Center 500 Dallas, Suite 1000 Houston, Texas 77002 Attention: Park Shaper Facsimile Number: 713-495-2782

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

Administrative Agent BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Michael J. Dillon Michael J. Dillon Managing Director
BANK OF AMERICA, N.A., as a Bank

By: /s/ Michael J. Dillon Michael J. Dillon Managing Director

Address for Payments:
Bank of America, N.A. 901 Main Street Dallas, Texas 75202 Attn: Ms. Renita Cummings
Payment Office:
ABA No. 111000012 Acct. No. 1292000883 Ref.: Kinder Morgan, Inc. Bank of America, N.A. 901 Main Street Dallas, Texas 75202 Attn: Ms. Renita Cummings

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

Address for Requests for Extensions of Credit:
Bank of America, N.A. 901 Main Street Dallas, Texas 75202 Attn: Ms. Renita Cummings

With a copy to:
Bank of America, N.A. Three Allen Center 333 Clay Street, Suite 4550 Houston, Texas 77002 Attn: Ms. Pamela K. Rodgers Assistant Vice President

Address for Notices other than Requests for Extensions of Credit:

Bank of America, N.A. Three Allen Center 333 Clay Street, Suite 4550 Houston, Texas 77002 Attn: Michael J. Dillon Managing Director

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

Syndication Agent

FIRST UNION NATIONAL BANK, as Syndication Agent and as a Bank

By: /s/ Russell Clingman Russell Clingman Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

Documentation Agent
BANK ONE, NA, as Documentation Agent and as a Bank

By: /s/ Jeanie C. Harman Jeanie C. Harman First Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

THE BANK OF NOVA SCOTIA

By: /s/ F.C.H. Ashby F.C.H. Ashby Senior Manager Loan Operations

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

CITIBANK, N.A.

By: /s/ Steven M. Baillie Steven M. Baillie Attorney-in-Fact

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By: /s/ W. David Suttles W. David Suttles Vice President

By: /s/ D.L. Ward, Jr. D.L. Ward, Jr. Asst. Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

CREDIT LYONNAIS NEW YORK BRANCH

By: /s/ Philippe Soustra Philippe Soustra Senior Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

TORONTO DOMINION (TEXAS), INC.

By: /s/ Alva J. Jones Alva J. Jones Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Mark E. Thompson Mark E. Thompson Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

ABN AMRO BANK N.V.

By: /s/ Frank R. Russo, Jr. Frank R. Russo, Jr. Vice President

By: /s/ Rodney Kubicek Rodney Kubicek Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

ARAB BANKING CORPORATION

By: /s/ Wahid O. Bugaighis Wahid O. Bugaighis First Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

THE BANK OF TOKYO-MITSUBISHI, LTD., HOUSTON AGENCY

By: /s/ Michael Meiss Michael Meiss Vice President & Manager

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

THE CHASE MANHATTAN BANK

By: /s/ Steven Wood Steven Wood Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

MORGAN GUARANTY TRUST COMPANY OF NEW YORK

By: /s/ Carl J. Mehldau, Jr. Carl J. Mehldau, Jr. Associate

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

THE SUMITOMO BANK, LIMITED

By: /s/ C. Michael Garrido C. Michael Garrido Senior Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

WELLS FARGO BANK TEXAS, N.A.

By: /s/ Karen A. Patterson Karen A. Patterson Vice President

[THIS IS A SIGNATURE PAGE TO THE KINDER MORGAN, INC. CREDIT AGREEMENT.]

     PRICING SCHEDULE

     The "Euro-Dollar Margin", "Base Rate Margin" and "Facility Fee Rate" for any day are the respective percentages set forth below in the applicable row under the column corresponding to the ratings established by S&P and Moody’s applicable to the Borrower’s senior unsecured long-term debt without credit enhancement ("Index Debt") on such day:

Status	Level I > BBB+/Baa1	Level II BBB/Baa2	Level III BBB-/Baa3	Level IV BB+/Ba1	Level V <BB+/Ba1
Euro-Dollar Margin	0.525%	0.625%	0.70%	1.00%	1.275%
Base Rate Margin	-0-	-0-	-0-	0.125%	0.50%
Facility Fee Rate	0.10%	0.125%	0.175%	0.25%	0.35%

     If at any date, the ratings established by Moody’s and S&P for the Index Debt shall fall within different Levels, then (1) if both ratings are investment grade (BBB-/Baa3 and higher) or both ratings are non-investment grade (BB+/Ba1 and lower), the pricing shall be based on the higher of the two ratings or (2) if one rating is investment grade and one rating is non-investment grade, the pricing shall be based on the lower of the two ratings, provided that if the ratings are split by more than one rating level, the pricing shall be based on the level that is one level higher than the lower rating.

     The rating in effect at any date is that in effect at the close of business on such date.

Schedule 1.01
Commitments

Bank	Commitments
Bank of America, N.A.	$40,000,000
First Union National Bank	$40,000,000
Bank One, NA	$40,000,000
The Bank of Nova Scotia	$35,000,000
Citibank, N.A.	$35,000,000
Commerzbank AG, New York and Grand Cayman Branches	$35,000,000
Credit Lyonnais New York Branch	$35,000,000
Toronto Dominion (Texas), Inc.	$35,000,000
U.S. Bank National Association	$30,000,000
ABN AMRO Bank N.V.	$25,000,000
Arab Banking Corporation	$25,000,000
The Bank of Tokyo-Mitsubishi, Ltd.	$25,000,000
The Chase Manhattan Bank	$25,000,000
Morgan Guaranty Trust Company of New York	$25,000,000
The Sumitomo Bank, Limited	$25,000,000
Wells Fargo Bank Texas, N.A.	$25,000,000
TOTAL	$500,000,000

Schedule 1.01 - Page 1

     EXHIBIT A

NOTE
_________________________	New York, New York

For value received, Kinder Morgan, Inc., a Kansas corporation (the "Borrower"), promises to pay to the order of _________________________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the Final Maturity Date set forth in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., 901 Main Street, Dallas, Texas.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof may be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the 364-Day Credit Agreement dated as of October 25, 2000 among the Borrower, the banks listed on the signature pages thereof and Bank of America, N.A., as Administrative Agent (as the same may be amended from time to time, the "Credit Agreement").  Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. Without limiting the preceding sentence, reference is made to the provisions of the Credit Agreement concerning the Maximum Lawful Rate.

This Note shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

                                                 KINDER MORGAN, INC.

By ____________________________ Name: Title:

Exhibit A - Page 1

     Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit A - Page 2

     EXHIBIT B

OPINION OF
KANSAS COUNSEL FOR THE BORROWER

October 25, 2000

To the Banks and Administrative Agent
   Referred to below
c/o Bank of America, N.A.,
   as Administrative Agent
333 Clay Street, Suite 4550
Houston, TX 77002

Re:       The "Credit Agreement" as hereinafter defined

Ladies and Gentlemen:

     We refer to the $500 million 364-Day Credit Agreement, dated as of October 25, 2000 (the "Credit Agreement") between Kinder Morgan, Inc. ("Borrower"), Bank of America, N.A., as Administrative Agent ("Administrative Agent"), the Banks listed in the Credit Agreement, First Union National Bank, as Syndication Agent, and Bank One, NA, as Documentation Agent. We are special Kansas counsel to Borrower. Capitalized terms not defined herein have the meanings specified in the Credit Agreement. This opinion is being rendered to you at the request of Borrower pursuant to Section 3.01(c) of the Credit Agreement.

     As special Kansas counsel to Borrower and in such capacity we have only reviewed: (i) certified copies of the Articles of Incorporation of Borrower and amendments thereto dated October 23, 2000, and a Certificate of Good Standing dated October 19, 2000, both of which have been provided to us by the Secretary of State of Kansas, and the Officer’s Certificate (including the exhibits thereto) of the Secretary of Borrower dated October 23, 2000 (the "Corporate Records"); (ii) a copy of the Credit Agreement dated as of October 25, 2000; and (iii) have conducted such investigation of fact and law as we have deemed necessary or advisable for the purpose of this opinion. In reviewing such documents, Corporate Records, instruments and certificates, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, conformance of all copies with the original thereof and originals to all copies thereof, and the accuracy of all statements, representations and warranties contained therein. We have further assumed (i) that all Corporate Records, documents, instruments, and certificates dated prior to the date hereof remain accurate and correct on the date hereof; (ii) that the Credit Agreement we have reviewed has been executed and delivered by all parties thereto; and (iii) that the parties hereto other than Borrower are duly authorized to execute and deliver the Credit Agreement, have due corporate and other existence to do so, and the full power and legal right under all applicable laws and regulations to execute, deliver and perform all of such parties’ obligations under such documents. In addition, we do not express an opinion with respect to any federal or state securities laws, or any statutes, administrative decisions, and rules and regulations of any county, municipal or special political subdivisions. As to questions of fact material to this opinion letter, we have, without independent investigation and with your permission, relied upon and assumed to be true (a) certificates, statements and representations made to us by officers and

Exhibit B - Page 1

other representatives of Borrower, (b) the representations contained in or incorporated into the Credit Agreement, and (c) certain representations of public officials.

     Upon the basis of the foregoing, and limited and qualified as set forth herein, we are of the opinion that:

     1.    Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas, and has all corporate powers to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

     2.    The execution, delivery and performance of the Credit Agreement is within the corporate power and authority of Borrower, have been duly authorized by proper corporate proceedings on behalf of Borrower, do not require any approval or consent or other action by and no notice to or filing with any Kansas governmental authority, and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation of the State of Kansas.

     Our opinions and statements expressed herein are restricted to the matter governed by the laws of the State of Kansas. To the extent that the laws of any other jurisdiction apply, we express no opinion and we assume that the Credit Agreement is valid, legally binding, and enforceable under the laws of such other jurisdiction.

     This opinion is being delivered solely for the benefit of the persons to whom it is addressed; accordingly, copies may not be furnished to any other person without our prior written consent except that you may furnish copies thereof: (a) to your independent auditors and attorneys; (b) to any state or federal authority having regulatory jurisdiction over you; (c) pursuant to order or legal process of any court or governmental agency; (d) in connection with any legal action to which you are a party arising out of the above transactions; (e) to any proposed participant or assignee in any Bank’s interest in any obligations under the Credit Agreement; (f) to any successor to Administrative Agent; and (g) to Bracewell & Patterson, L.L.P. We acknowledge that Bracewell & Patterson, L.L.P. is relying on the opinions herein expressed in rendering certain opinions to Administrative Agent and the Banks. This opinion may not be relied upon by you or any assignee or participant for any other purpose or relied upon by any other person without our prior written consent. The information set forth herein is as of the date of this letter, and we undertake no obligation or responsibility to update or supplement this opinion in response to or to make you aware of subsequent changes in the status of Borrower, the law, or future events, facts, or information affecting the transactions contemplated by the Credit Agreement occurring after the date of this letter.

Very truly yours,
Polsinelli Shalton & Welte, A Professional Corporation

Exhibit B - Page 2

    EXHIBIT C

OPINION OF
COUNSEL TO THE BORROWER

To the Banks and the Administrative Agent
Referred to Below
c/o Bank of America, N.A., as Administrative Agent
333 Clay Street, Suite 4550
Houston, Texas 77002

Dear Sirs:

     We are counsel to Kinder Morgan, Inc., a Kansas corporation (the "Borrower"), and have represented the Borrower in connection with the 364-Day Credit Agreement (the "Credit Agreement") dated as of October 25, 2000 among the Borrower, the banks listed on the signature pages thereof and Bank of America, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of our client pursuant to Section 3.01(c) of the Credit Agreement.

     In connection with this opinion, we have examined the Credit Agreement, executed by the Borrower.

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates or comparable documents of officers of the Borrower and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. We have assumed (a) the genuineness of all signatures (other than those of the Borrower), (b) the authenticity of all documents and records submitted to us as originals, (c) the conformity to original documents and records of all documents and records submitted to us as copies (including conformed copies), and (d) the truthfulness of all statements of fact contained therein.

     Upon the basis of the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1.    To our knowledge after due inquiry, the Borrower has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     2.    The execution, delivery and performance by the Borrower of the Credit Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official (other than filings of the Credit Agreement with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument, known to us after due inquiry, binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

     3.    The Credit Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, except as the same may be limited by

Exhibit C - Page 1

bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

     4.    To our knowledge after due inquiry, there is no action, suit or proceeding pending against, or threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement.

     5.    To our knowledge after due inquiry, each of the Borrower’s corporate Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     6.    The choice of New York law (other than conflict of laws rules) to govern the construction and interpretation of the Credit Agreement which contain such a choice of law should, if the issue is properly presented to a court of competent jurisdiction sitting in the State of Texas, be found by such court to be a valid choice of law under the laws of the State of Texas.

Our opinion is subject to the following:

      (a)    We are members of the Bar of the State of Texas and the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America. In rendering the opinion in paragraph 3 above, insofar as such opinion involves matters governed by the laws of the State of Kansas, we have relied, without independent investigation, upon the opinion of Polsinelli Shalton & Welte, P.C., delivered to you pursuant to Section 3.01(c) of the Credit Agreement.

      (b)    Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, preference, liquidation, conservatorship or other similar laws affecting creditor’s rights generally.

      (c)    The enforceability of the Credit Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and we express no opinion as to the availability of specific performance or any other equitable remedy.

      (d)    We express no opinion as to the legality, validity, binding effect or enforceability of any provision in the Credit Agreement (i) purporting to restrict access to courts or to legal or equitable remedies; (ii) purporting to establish evidentiary standards; (iii) purporting to grant a right of set-off or similar rights against moneys, securities and other properties of Persons other than the Person granting such right or purporting to permit any Person purchasing a participation to exercise a right of set-off or similar rights with respect to such participation; (iv) purporting to indemnify, defend, or hold harmless any Person; (v) purporting to affect any right to trial by jury, venue or jurisdiction; or (vi) pertaining to subrogation rights, delay or omission of enforcement of rights or remedies, severability or marshaling of assets.

      (e)    We express no opinion as to the legality, validity, binding effect or enforceability of any waiver under the Credit Agreement, or any consent thereunder, relating to the rights of, or duties owing

Exhibit C - Page 2

to, any Person which exist as a matter of law except to the extent such Person may legally so waive or consent and has so waived and consented.

      (f)    We have assumed, as to each Person (other than the Borrower) shown as being a party to the Credit Agreement, (i) that such Person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) that the Credit Agreement has been duly authorized, executed and delivered by such Person; (iii) that such Person has the requisite power and authority to perform its obligations under the Credit Agreement and will perform such obligations in compliance with all laws and regulations applicable to it; (iv) that there are neither suits, actions or proceedings pending against such Person nor judicial or administrative orders, judgments or decrees binding on such Person that affect the legality, validity, binding effect or enforceability of the Credit Agreement; (v) that no consent, license, approval or authorization of, or filing or registration with, any governmental authority is required for the valid execution, delivery and performance of the Credit Agreement, and (vi) that the execution, delivery and performance of the Credit Agreement by such Person do not violate (1) any provision of any law or regulation, (2) any order, judgment, writ, injunction, award or decree of any court, arbitrator, or governmental authority, (3) the charter or bylaws of such Person, or (4) any indenture, lease or other agreement to which such Person is a party or by which such Person or any of its assets is bound; and (vii) that the Credit Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, subject to the type of qualifications regarding enforceability as are set forth in this opinion. We have also assumed that each Bank will make each Loan under the Credit Agreement for its own account in the ordinary course of its commercial lending business and not with a view to, or for sale in connection with, any distribution of any Notes and that no Bank is participating in any such distribution.

      (g)    We have assumed that the Administrative Agent and the Banks will comply with each usury savings clause in the Credit Agreement and that none of the Administrative Agent or the Banks has taken, reserved, charged or received interest or will take, reserve, charge or receive interest, except as provided in the Credit Agreement. We express no opinion as to the effect of the law of any jurisdiction other than the State of Texas wherein any Bank may be located or wherein enforcement of the Credit Agreement may be sought which limits the rates of interest legally chargeable or collectible.

      (h)    Our opinion is subject to the qualification that certain remedial provisions of the Credit Agreement are or may be unenforceable in whole or in part, but such possible unenforceability of such remedial provisions will not render the Credit Agreement inadequate for enforcing payment of the indebtedness that is evidenced by the Credit Agreement and for the practical realization of the principal rights and benefits afforded by the Credit Agreement.

      (i)    We have assumed that a party to the Credit Agreement is a resident of the State of New York or that a party to the Credit Agreement has its place of business or, if that party has more than one place of business, its chief executive office or an office from which it conducts a substantial part of the negotiations relating to the transaction, in the State of New York.

      (j)    Whenever our opinion is given "to our knowledge after due inquiry" or is based on circumstances "known to us after due inquiry", we have relied exclusively upon certificates of officers (after the discussion of the contents thereof with such officers) of the Borrower as to the existence or non-existence of the circumstances upon which such opinion is predicated. We have no reason to believe, however, that any such certificate is untrue or inaccurate in any material respect.

Exhibit C - Page 3

      (k)    In rendering the opinions herein relating to the absence of any litigation, investigation or administrative proceeding, we express no opinion with respect to the possible effect of any litigation, investigation or proceeding as to which the Borrower is not a named party.

     You are advised that various members of this firm are stockholders of Kinder Morgan, Inc.; however, no member owns in excess of one percent of Kinder Morgan, Inc.’s outstanding common stock.

     This opinion is rendered solely to you and any Assignee or Participant in connection with the above matter. This opinion may not be relied upon by you or any Assignee or Participant for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

Exhibit C - Page 4

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

     AGREEMENT dated as of _______________, 20__ among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), KINDER MORGAN, INC. (the "Borrower") and BANK OF AMERICA, N.A., as Administrative Agent (the "Administrative Agent").

W I T N E S S E T H

     WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the 364-Day Credit Agreement dated as of October 25, 2000 among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Administrative Agent (the "Credit Agreement");

     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

     WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof, and

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee[, the Borrower and the Administrative Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

     SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* [It is understood that commitment and/or facility fees accrued to the date hereof

Exhibit D - Page 1

are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.] Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

     SECTION 4. Consent of the Borrower and the Administrative Agent. This Agreement is conditioned upon the consent of the Borrower and the Administrative Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Administrative Agent is evidence of this consent. Pursuant to Section 9.06(c), if requested by Assignee, the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

     SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

     SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

_______________
*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

Exhibit D - Page 2

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]

By Title:

[ASSIGNEE]

By Title:

KINDER MORGAN, INC.

By Title:

BANK OF AMERICA, N.A., as Administrative Agent

By Title:

Exhibit D - Page 3

     EXHIBIT E

DESIGNATION AGREEMENT

Dated ________________, 20__

     Reference is made to the $500,000,000 364-Day Credit Agreement dated as of October 25, 2000 ([amended or otherwise modified from time] to time, the "Credit Agreement") among Kinder Morgan, Inc., a Kansas corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks") and Bank of America, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

     _______________ (the "Designator"), _______________ (the "Designee"), and the Borrower, agree as follows:

     1    The Designator hereby designates the Designee, and the Designee hereby accepts such designation, as its Designated Lender under the Credit Agreement.

     2.    The Designator makes no representations or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

     3.    The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Agents, the Designator or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement; (iii) confirms that it is an Eligible Designee; (iv) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that Designee is obligated to deliver or has the right to receive thereunder; (v) acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as permitted under Section 9.07(a) thereof); and (vi) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Credit Agreement, and agrees that the Designee shall be bound by all such votes, approvals, amendments, modifications and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05(b) of the Credit Agreement.

     4.    Following the execution of this Designation Agreement by the Designator, the Designee and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Designation Agreement shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on the signature page hereto (the "Effective Date").

     5.    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date (a) the Designee shall have the right to make Loans as a Bank pursuant to Section 2.01 of the Credit Agreement and the rights of a Bank related thereto and (b) the making of any such Loans by the Designee

Exhibit E - Page 1

shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans were made by the Designator.

     6.    This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date*:	_________________, ________

[NAME OF DESIGNATOR]

By: Name: Title: ;

[NAME OF DESIGNEE]
By: Name: Title: ;

KINDER MORGAN, INC.
By: Name: Title: ;

Accepted and Approved this
_____ day of _______________, _______

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Title:

_________________

*    This date should be no earlier than the date of acceptance by the Administrative Agent.

Exhibit E - Page 2